Exhibit 99.1

NEWS RELEASE

Green Plains Reports Third Quarter 2012 Financial Results

•	Net loss of ($1.0) million

•	Loss per share of ($0.03)

OMAHA, NEB. (GLOBE NEWSWIRE) – October 30, 2012 – Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) announced today its financial results for the three months ended September 30, 2012. Net loss attributable to Green Plains for the quarter was ($1.0) million, or ($0.03) per diluted share, compared to net income of $12.4 million, or $0.32 per diluted share, for the same period in 2011. Revenues were $947.4 million for the three months ended September 30, 2012 compared to $957.0 million for the same period in 2011.

“Our platform performed well in the third quarter considering the difficult margin environment in the ethanol industry,” stated Todd Becker, President and Chief Executive Officer. “We achieved a record quarter for non-ethanol operating income of $20.8 million which helped offset the weakness in the ethanol segment. We are encouraged to see results in our ethanol segment gradually improving on a sequential basis since the first quarter of this year.”

“Our rail car initiative helped deliver strong results in our marketing and distribution segment. Operating income from our agribusiness segment was particularly strong with early plantings and dry conditions allowing producers to harvest corn and soybeans earlier than expected. Because of this, handling margins were stronger than usual as our Tennessee businesses were well positioned to capture end of crop-year market conditions,” said Becker.

Revenues for the nine-month period ended September 30, 2012 were $2.6 billion, down slightly from the same period in 2011. Net loss attributable to Green Plains for the nine months ended September 30, 2012 was ($21.2) million, or ($0.70) per diluted share, compared to net income of $25.2 million, or $0.66 per diluted share, for the same period in 2011.

“We believe our disciplined approach to margin management and strength in our non-ethanol segments will continue to benefit our financial results for the remainder of the year. As a result, we expect to return to profitability in the fourth quarter, before considering the gain we expect to realize on the agribusiness transaction,” added Becker.

“The sale of a large component of our agribusiness segment does not mean we are exiting the grain storage and handling business. This transaction was a compelling opportunity to unlock value for our shareholders and will place us in the strongest financial position in the Company’s history. Looking forward, we plan to aggressively take advantage of growth opportunities around all of our businesses, including agribusiness through grain storage expansion at or near our ethanol plants,” added Becker.

Third quarter 2012 EBITDA, which is defined as earnings before interest, income taxes, noncontrolling interests, depreciation and amortization, was $21.7 million compared to $41.6 million for the same period in 2011. Green Plains had $159.8 million total cash and equivalents and $154.5 million available under committed loan agreements at subsidiaries (subject to satisfaction of specified lending conditions and covenants) at September 30, 2012. For reconciliations of EBITDA to net income attributable to Green Plains, see “EBITDA” below.

Third Quarter 2012 Business Highlights

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On October 28, 2012, Green Plains announced that it has entered into an asset purchase agreement to sell 12 of its grain elevators located in northwestern Iowa and western Tennessee. The sale includes approximately 32.6 million bushels, or 83%, of the Company’s reported agribusiness grain storage capacity, and all of its agronomy and retail petroleum operations. Net cash proceeds, including working capital liquidation, are expected to be approximately $103.8 million. Green Plains expects to report a pre-tax gain from this sale of approximately $46 million. The closing of the transaction, which is expected to occur during the fourth quarter of 2012, is subject to customary closing conditions and regulatory approvals.

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Construction of the BlendStar unit train terminal in Birmingham, Alabama is nearing completion. Green Plains expects the terminal will provide additional throughput capacity of 300 million gallons per year and be operational to receive the first unit train of ethanol in late November.

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Phase III of BioProcess Algae’s build-out is also close to completion. Construction of the reactors on three of the five acres is complete and the facilities were inoculated with algae in October. First harvest from the new facilities is expected in early November.

Conference Call

On October 31, 2012, Green Plains will hold a conference call to discuss its third quarter 2012 financial results and other recent developments. Green Plains’ participants will include Todd Becker, President and Chief Executive Officer, Jerry Peters, Chief Financial Officer, and Jeff Briggs, Chief Operating Officer. The time of the call is 11:00 a.m. ET / 10:00 a.m. CT. To participate by telephone, the domestic dial-in number is 888-312-3048 and the international dial-in number is 719-325-2484. The conference call will be webcast and accessible at www.gpreinc.com. Listeners are advised to go to the website at least 10 minutes prior to the call to register, download and install any necessary audio software. A slide presentation will be available on Green Plains’ website at http://investor.gpreinc.com/events.cfm. The conference call will be archived and available for replay through November 7, 2012.

About Green Plains Renewable Energy, Inc.

Green Plains Renewable Energy, Inc. (NASDAQ: GPRE) is North America’s fourth largest ethanol producer. The Company markets and distributes approximately one billion gallons of renewable motor fuel on an annual basis. Green Plains owns and operates grain handling and storage assets and provides complementary agronomy services to local grain producers through its agribusiness segment. Green Plains owns BlendStar LLC, a biofuels terminal operator with locations in the southern U.S. Green Plains is a joint venture partner in BioProcess Algae LLC, which was formed to commercialize advanced photo-bioreactor technologies for growing and harvesting algal biomass.

Safe Harbor

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements are identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “goal,” “intends,” “plans,” “potential,” “predicts,” “should,” “will,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management’s current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, completion of the sale of 12 grain elevators and related agronomy and retail petroleum operations, competition in the ethanol and other industries in which the Company operates, commodity market risks including those that may result from current weather conditions, financial market risks, counter-party risks, risks associated with changes to federal policy or regulation, risks related to closing and achieving anticipated results from acquisitions, risks associated with the joint venture to commercialize algae production and the growth potential of the algal biomass industry, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2011, and in the Company’s subsequent filings with the SEC. In addition, the Company is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws.

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Consolidated Financial Results

The following are consolidated statements of operations for Green Plains (in thousands, except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues	$947,413	$957,018	$2,593,163	$2,630,921
Cost of goods sold	919,516	909,725	2,538,363	2,510,742

Gross profit	27,897	47,293	54,800	120,179
Selling, general and administrative expenses	19,273	18,248	58,350	53,350

Operating income (loss)	8,624	29,045	(3,550)	66,829

Other income (expense)
Interest income	46	59	144	222
Interest expense	(9,832)	(9,440)	(28,741)	(27,438)
Other, net	(448)	(284)	(1,859)	(470)

Total other expense	(10,234)	(9,665)	(30,456)	(27,686)

Income (loss) before income taxes	(1,610)	19,380	(34,006)	39,143
Income tax expense (benefit)	(604)	6,979	(12,749)	14,191

Net income (loss)	(1,006)	12,401	(21,257)	24,952
Net loss attributable to noncontrolling interests	4	28	13	200

Net income (loss) attributable to Green Plains	$(1,002)	$12,429	$(21,244)	$25,152

Earnings per share:
Basic	$(0.03)	$0.35	$(0.70)	$0.70

Diluted	$(0.03)	$0.32	$(0.70)	$0.66

Weighted average shares outstanding:
Basic	29,655	35,624	30,499	36,075

Diluted	29,655	42,151	30,499	42,611

Revenues decreased $9.6 million for the three months ended September 30, 2012 compared to the same period in 2011 primarily due to lower average prices of ethanol and corn oil and lower volumes of distillers grains sold partially offset by increased revenues from grain merchandising. Revenues from grain merchandising increased primarily due to higher grain prices in 2012 and the impact of an early harvest in the Company’s market areas. The 2012 drought resulted in increases in commodity prices and an early harvest season, which is affecting the expected timing of revenues from historical patterns between the third and fourth quarters. Gross profit decreased $19.4 million for the three months ended September 30, 2012 compared to the same period in 2011 primarily as a result of unfavorable ethanol production margins. Operating income decreased $20.4 million for the three months ended September 30, 2012 compared to the same period in 2011 as a result of the factors discussed above. Selling, general and administrative expenses increased 5.6% when comparing the three months ended September 30, 2012 to the same period in 2011 due to the expanded scope of the Company’s operations. As a result of the net loss, the Company recorded an income tax benefit of $0.6 million compared to income tax expense of $7.0 million for the same period in 2011.

Weighted average shares outstanding for basic earnings per share purposes decreased due to share repurchases that were completed in September 2011 and in March 2012. Weighted average shares outstanding for diluted earnings per share purposes for the three months and nine months ended September 30, 2011 reflect additional shares outstanding under the as-if-converted method of accounting for the convertible notes. For the three and nine months ended September 30, 2012, the Company’s net loss and weighted average number of common shares outstanding are not adjusted since the effect would be antidilutive. The following summarizes the effects of this method on net income attributable to Green Plains and weighted average shares outstanding for the periods indicated (in thousands):

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	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net income (loss) attributable to Green Plains	$(1,002)	$12,429	$(21,244)	$25,152
Interest and amortization expense related to convertible debt, net of tax	—	925	—	2,770

Net income (loss) on an as-if-converted basis	$(1,002)	$13,354	$(21,244)	$27,922

Effect of convertible debt on weighted average shares outstanding—diluted	—	6,280	—	6,280

Operating Segment Information

Green Plains’ operating segments are as follows: (1) production of ethanol and related distillers grains, collectively referred to as ethanol production, (2) corn oil production, (3) grain warehousing and marketing, as well as sales and related services of agronomy and petroleum products, collectively referred to as agribusiness and (4) marketing and logistics services of Company-produced and third-party ethanol, distillers grains, corn oil, and other commodities and the operation of blending and terminaling facilities, collectively referred to as marketing and distribution. Selling, general and administrative expenses, primarily consisting of compensation of corporate employees, professional fees and overhead costs not directly related to a specific operating segment, are reflected in the table below as corporate activities. The following are revenues, gross profit and operating income by segment for the periods indicated (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues:
Ethanol production	$492,899	$587,064	$1,417,966	$1,598,408
Corn oil production	14,531	15,508	43,521	30,350
Agribusiness	175,700	143,928	434,776	383,635
Marketing and distribution	769,095	826,581	2,143,781	2,298,496
Intersegment eliminations	(504,812)	(616,063)	(1,446,881)	(1,679,968)

	$947,413	$957,018	$2,593,163	$2,630,921

Gross profit (loss):
Ethanol production	$(3,701)	$24,846	$(20,610)	$63,880
Corn oil production	7,865	9,642	25,205	18,098
Agribusiness	12,513	8,223	27,357	20,425
Marketing and distribution	10,980	5,069	21,769	17,332
Intersegment eliminations	240	(487)	1,079	444

	$27,897	$47,293	$54,800	$120,179

Operating income (loss):
Ethanol production	$(7,520)	$20,941	$(32,435)	$52,184
Corn oil production	7,811	9,632	25,011	18,040
Agribusiness	5,849	2,151	8,916	3,934
Marketing and distribution	7,162	1,923	10,546	7,078
Intersegment eliminations	240	(481)	1,113	474

Segment operating income	13,542	34,166	13,151	81,710
Corporate activities	(4,918)	(5,121)	(16,701)	(14,881)

	$8,624	$29,045	$(3,550)	$66,829

Intersegment revenues and corresponding costs are eliminated in consolidation and do not impact consolidated results.

Ethanol Production Segment

The table below presents key operating data within the ethanol production segment for the periods indicated:

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	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Ethanol sold	161,574	184,619	508,357	540,638
(thousands of gallons)
Ethanol produced	160,832	185,928	508,641	540,744
(thousands of gallons)
Distillers grains sold	438	534	1,397	1,536
(thousands of equivalent dried tons)
Corn consumed	56,706	65,857	178,924	191,032
(thousands of bushels)

Revenues in the ethanol production segment decreased by $94.2 million for the three months ended September 30, 2012 compared to the same period in 2011. The decrease in revenue was due to lower average prices for ethanol and the decision, in response to unfavorable operating margins, to temporarily reduce ethanol production volumes at certain ethanol plants. The ethanol production segment produced 160.8 million gallons of ethanol, which represents approximately 87 percent of production capacity, during the three months ended September 30, 2012.

Cost of goods sold in the ethanol production segment decreased by $65.6 million for the three months ended September 30, 2012 compared to the same period in 2011. Consumption of corn decreased by 9.2 million bushels and the average cost per bushel increased by 10.2% during the three months ended September 30, 2012 compared to the same period in 2011. Average ethanol yield increased to 2.84 gallons per bushel for the three months ended September 30, 2012 compared to 2.82 gallons per bushel in the same period in 2011 due primarily to process improvements implemented and slowed production rates at the plants. Depreciation and amortization expense for the ethanol production segment was $11.2 million during the three months ended September 30, 2012 compared to $11.0 million during the same period of 2011. As a result of the factors identified above, gross profit and operating income in the ethanol production segment decreased by $28.5 million for the quarter ended September 30, 2012, compared to the same period in 2011, resulting in an operating loss of $7.5 million.

Corn Oil Production Segment

Revenues in the corn oil production segment decreased by $1.0 million for the three months ended September 30, 2012 compared to the same period in 2011. During the three months ended September 30, 2012, Green Plains sold 37.2 million pounds of corn oil compared to 32.7 million pounds in the same period of 2011. The increase in volume was offset by a 16% decrease in average price for the three months ended September 30, 2012 compared to the same period in 2011. Average corn oil yield increased to 0.66 pounds per bushel for the three months ended September 30, 2012, compared to 0.50 pounds per bushel in the same period of 2011 due primarily to process improvements implemented at the Company’s plants. The Company began extracting corn oil in the fourth quarter of 2010 with the last implementation, which was at the Otter Tail plant, completed during the third quarter of 2011.

Agribusiness Segment

The table below presents key operating data within the agribusiness segment for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Grain sold	18,864	24,320	48,367	51,639
(thousands of bushels)
Fertilizer sold	3,084	790	35,126	33,801
(tons)

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Within the agribusiness segment, revenues increased by $31.8 million, gross profit increased by $4.3 million and operating income increased by $3.7 million for the three months ended September 30, 2012 compared to the same period in 2011. Revenues, gross profit and operating income increased primarily due to higher grain prices in 2012. The 2012 drought resulted in increased commodity prices and an early harvest season, which is affecting the expected timing of gross profit between the third and fourth quarters. Operating income was also affected by an increase in selling, general and administrative expenses due to the expanded scope of agribusiness operations, through construction of grain storage capacity and the acquisition of a grain elevator in January 2012. The agribusiness segment’s quarterly performance fluctuates on a seasonal basis with generally stronger results expected in the second and fourth quarters each year; however, the effects of the early harvest in the Company’s market areas has accelerated some of the expected agribusiness results for 2012 into the third quarter.

Marketing and Distribution Segment

Revenues in the marketing and distribution segment decreased by $57.5 million for the three months ended September 30, 2012 compared to the same period in 2011. The decrease in revenues was primarily due to lower average prices of ethanol and corn oil and lower volumes of distillers grains sold. Ethanol and distillers grains revenues decreased by $58.2 million and $13.8 million, respectively, partially offset by an increase in other revenues of $14.4 million. For the three months ended September 30, 2012, the marketing and distribution segment entered into purchases and sales of crude oil and leased railcars to third parties for the transportation of crude oil. Railcar leasing and crude oil revenue for the three months ended September 30, 2012, was $18.2 million. The Company sold 267.5 million gallons of ethanol within the marketing and distribution segment during the three months ended September 30, 2012 compared to 265.4 million gallons sold during the same period in 2011. Ethanol volumes increased due to an increase in open-market ethanol purchases and sales. However, the decrease in average prices of ethanol offset the increase in volumes resulting in a net decrease in ethanol revenues.

Gross profit and operating income for the marketing and distribution segment increased by $5.9 million and $5.2 million, respectively, for the three months ended September 30, 2012 compared to the same period in 2011. The increases in gross profit and operating income were due primarily to profits realized from ethanol, distillers grains and crude oil marketing and distribution.

EBITDA

Management uses EBITDA to measure the Company’s financial performance and to internally manage its businesses. Management believes that EBITDA provides useful information to investors as a measure of comparison with peer and other companies. EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. EBITDA calculations may vary from company to company. Accordingly, the Company’s computation of EBITDA may not be comparable with a similarly-titled measure of another company. The following sets forth the reconciliation of net income (loss) attributable to Green Plains to EBITDA for the periods indicated (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net income (loss) attributable to Green Plains	$(1,002)	$12,429	$(21,244)	$25,152
Net loss attributable to noncontrolling interests	(4)	(28)	(13)	(200)
Interest expense	9,832	9,440	28,741	27,438
Income tax expense (benefit)	(604)	6,979	(12,749)	14,191
Depreciation and amortization	13,487	12,811	39,922	36,848

EBITDA	$21,709	$41,631	$34,657	$103,429

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Summary Balance Sheets

The following is condensed consolidated balance sheet information (in thousands):

	September 30,	December 31,
	2012	2011
ASSETS
Current assets	$584,678	$576,420
Property and equipment, net	761,276	776,789
Other assets	70,580	67,619

Total assets	$1,416,534	$1,420,828

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities	$416,242	$360,965
Long-term debt	457,991	493,407
Other liabilities	69,982	61,099

Total liabilities	944,215	915,471
Total stockholders’ equity	472,319	505,357

Total liabilities and stockholders’ equity	$1,416,534	$1,420,828

At September 30, 2012, Green Plains had $159.8 million in total cash and equivalents and $154.5 million available under committed loan agreements at subsidiaries (some of which was subject to satisfaction of specified lending conditions and covenants). Total debt at September 30, 2012 was $689.0 million, including $129.1 million outstanding under working capital revolvers and other short-term borrowing arrangements in the marketing and distribution and agribusiness segments. As of September 30, 2012, Green Plains had total assets of approximately $1.4 billion and total stockholders’ equity of approximately $472.3 million. As of September 30, 2012, Green Plains had approximately 29.7 million common shares outstanding.

Contact: Jim Stark, Vice President—Investor and Media Relations, Green Plains Renewable Energy, Inc. (402) 884-8700

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